As  filed with the Securities  and Exchange Commission on March 15, 1998
                                                  Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           ---------------------------

                               Sigma Designs, Inc.
             (Exact name of Registrant as specified in its charter)
                           ---------------------------

        CALIFORNIA                      7372                  94-2848099
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
    of incorporation or       Industrial Classification  Identification Number)
       organization)                Code Number)

                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                  (510) 770-0100
(Address,  including zip code,  and telephone  number,  including  area code, of
                   Registrant's principal executive offices)
                           ---------------------------

                                  THINH Q. TRAN
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                               SIGMA DESIGNS, INC.
                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                 (510) 770-0100
(Name, address,  including zip code, and telephone number,  including area code, of agent for service)
                           ---------------------------
                                   Copies to:
                              DAVID A. SEGRE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300
                           ---------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                          ---------------------------

                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================================
         Title of Each Class                 Amount             Proposed Maximum            Proposed Maximum          Amount of
          of Securities to                   to be               Offering Price            Aggregate Offering        Registration
            be Registered                  Registered             Per Share(2)                  Price(2)                 Fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, no par value...........   900,000 shares             $3.08                       $2,770,312.50             $817.24

===================================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of decreases in the conversion price of the Company's Series A Convertible Preferred Stock and any future antidilution adjustments in accordance with the terms of the Series A Convertible Preferred Stock, the underlying shares of Common Stock of which are included for registration, as well as any future antidilution adjustments with respect to the warrant to purchase Common Stock.


(2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on March 12, 1998, in accordance with Rule 457(c) under the Securities Act of 1933.

                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED MARCH 15, 1998

                                   PROSPECTUS


                                 900,000 SHARES

                               SIGMA DESIGNS, INC.

                                  COMMON STOCK


         This Prospectus may be used only in connection with the resale, from time to time, of up to 900,000 shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Sigma Designs, Inc. ("Sigma" or the "Company"), by the selling shareholder identified below (the "Selling Shareholder"). All of the Shares covered hereby are to be sold by the Selling Shareholder who purchased shares of Series A Convertible Preferred Stock convertible into shares of Common Stock and a warrant to purchase shares of Common Stock from a purchaser who originally purchased shares of Series A Convertible Preferred Stock and a warrant to purchase Common Stock in a private placement transaction. See "Selling Shareholder." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

         All or a portion of the Shares offered hereby may, without limitation and from time to time, be sold by the Selling Shareholder on the Nasdaq National Market, in privately negotiated transactions, or otherwise pursuant to block trades, broker-dealer transactions, exchange transactions, short sales, or other methods. Sales may be made at market prices or negotiated prices. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SIGM." On March 12, 1998, the last sale price for the Common Stock as reported on the Nasdaq National Market was $3-1/8 per share.

                          ---------------------------

         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                          ---------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                      THE DATE OF THIS PROSPECTUS IS     , 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this prospectus, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997;
(iii) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1997; (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997; (v) the Company's Proxy Statement relating to the Company's Annual Meeting of Shareholders to be held on June 6, 1997, and (vi) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on November 3, 1986, as amended on September 22, 1989.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Carol Kaplan at the Company's principal executive offices at 46501 Landing Parkway, Fremont, California 94538, or by telephone at (510) 770-0100.

                                  RISK FACTORS

         In the interest of providing the Company's shareholders and potential investors with certain Company information, including management's assessment of the Company's future potential, certain statements set forth herein or incorporated by reference herein relate to management's future plans and objectives or to the Company's future economic performance. Such statements are "forward-looking statements" within the meaning of Section 27A(I) of the Securities Act of 1933, as amended, and in Section 21E(I) of the Securities Act of 1934, as amended. Although any forward-looking statements contained herein or incorporated by reference herein or otherwise expressed by or on behalf of the Company are, to the knowledge and in the judgment of the officers and directors of the Company, expected to prove true and to come to pass, the Company is not able to predict such events with absolute certainty. Accordingly, shareholders and potential investors are hereby cautioned that certain events or circumstances could cause actual results to differ materially from those projected or predicted. In addition, forward-looking statements are based on the Company's knowledge and judgment as of the date hereof, and the Company does not intend to update any forward-looking statements to reflect events occurring or circumstances existing hereafter. In particular, the Company believes the following facts could affect forward-looking statements made herein or incorporated by reference herein or in future written or oral releases and by hindsight, prove such statements to be overly optimistic and unachievable.

         History of Operating Losses. The Company incurred significant losses in fiscal 1993, 1994, 1995, and 1996 and had substantial negative operating cash flow in fiscal 1992, 1993, 1994, 1995, and 1996. Since the introduction of the Company's REALmagic Moving Picture Experts Group ("MPEG") product line in November 1993, the Company has invested heavily in marketing and technological innovation for its REALmagic products. As a result, the Company experienced significant losses through fiscal 1996. Fiscal 1994, 1995, and 1996 also included significant losses associated with products other than those related to the REALmagic technology. Through the end of the third quarter of fiscal year 1998, the Company's total accumulated deficit is $38,141,000. There can be no assurance that the Company will continue to sell its new REALmagic products in substantial quantities or generate significant revenues from such sales. Although the Company was profitable in fiscal 1997, there can be no assurance that the Company will continue to achieve profitable operations in any future fiscal quarter or fiscal year or that profitable operations, if achieved, will be sustainable.

         Marketing Risks. The Company's ability to increase its sales, achieve profitability, and maintain REALmagic as a PC industry multimedia standard depends substantially on the Company's ability to achieve a sustained high level of sales to new OEM customers. The Company has not executed volume purchase agreements with any of the Company's customers, and these customers are not under any obligation to purchase any minimum quantity of the Company's products. The Company has not achieved bundling agreements with numerous OEM customers to ensure success of the REALmagic product line. Moreover, even if the Company achieves new design wins, there can be no assurance that personal computer ("PC") manufacturers will purchase the Company's products in substantial volumes. Sales to any particular OEM customer are subject to significant variability from quarter to quarter and to severe price pressures by competitors. Based on its experience in the personal computer industry, the Company expects that its actual sales to OEM customers will experience significant fluctuations, and estimates of future sales with respect to any particular customer or groups of customers are inherently uncertain.

         The Company's ability to achieve sustained profitability also depends on a substantial increase in sales of REALmagic products through domestic and international distributors for resale through retail channels. In fiscal 1997, Ingram Micro, Inc. was the only domestic customer to which sales comprised over 10% of consolidated revenue. Sales to such distributors are typically subject to contractual rights of inventory rotation or price protection. Regardless of particular contractual rights, however, the failure of Ingram Micro, Inc. or other distributors to achieve sustained sell-through of REALmagic products could result in product returns or collection problems, contributing to fluctuations in the Company's results of operations. There can be no assurance that the Company will be successful in maintaining a significant market for its REALmagic products.

         Dependence on Development of Software Titles by Third Parties. The Company depends on third-party content developers to create, produce, and market software titles that will operate in the REALmagic format. No software developer is contractually obligated to produce a REALmagic-compatible title. There can be no assurance that third-party software developers will continue to produce a substantial number of software titles, or that they will produce enough software titles to develop and sustain a significant market in REALmagic products. Moreover, there can be no assurance that any individual software titles will be of high quality or that they will achieve market acceptance. There can also be no assurance that current popular software titles will be introduced in the REALmagic format. Because the Company has no control over the content of titles produced by software developers, the software titles developed may represent only a limited number of software categories and are likely to be of varying quality.

         Currently, more than 500 interactive MPEG off-the-shelf business applications are available in the MPEG format. The Company has licensed the REALmagic API to over 1,200 software developers for development of REALmagic-compatible programs. However, the number of software titles to be developed by such software companies cannot be predicted. There can be no assurance that any software developer who develops a REALmagic-compatible title will actively promote the product or develop follow-on titles. Moreover, there can be no assurance that any published title will have the quality or price characteristics required to be commercially successful or that titles compatible with the REALmagic format will be allotted retail shelf space. Future sales of REALmagic products will likely depend on a decision by retailers to carry compatible software titles on the shelf.

         The Company announced in October 1995 its strategic direction of selling chipsets to add-on card and computer manufacturers. The REALmagic Pro chipset announced in October 1995 became available in January 1996. This chipset enables other companies to manufacture 100% OM-1 and REALmagic-compatible MPEG playback cards capable of playing the growing number of MPEG software titles on the market. In addition, the Company announced the REALmagic Explorer chipset in November 1995, which enables OEM customers to build type II ZVport-compatible PC cards for MPEG-1 video and audio playback, bringing MPEG technology to notebook computers for the first time.

         Technological Change. The market for multimedia PC products is characterized by rapidly changing technology and user preferences, evolving formats for compression of video and audio data, and frequent new product introductions. Even though REALmagic products and related software titles have gained initial market acceptance, the Company's success will depend, among other things, on the Company's ability to achieve and maintain technological leadership and to remain competitive in terms of price and product performance.

         To have technological leadership, the Company must continue to make technological advancements in the area of MPEG video and audio decoding. These advancements include compatibility with emerging standards and multiple platforms, improvements to the REALmagic architecture, enhancements to the REALmagic API, and the achievement of these enhancements. There can be no assurance that the Company will be able to make any such advancements to its REALmagic technology or that, if such advances are made, the Company will be able to achieve and maintain technological leadership. Any material failure of the Company or OEMs and software developers to develop or incorporate any required improvement could adversely affect the continued acceptance of the Company's technology and the introduction and sale of future products based on the Company's technology. There can be no assurance that products or technologies developed by others will not render obsolete the Company's technology and the products based on the Company's technology.

         To be competitive, the Company must anticipate the needs of the market and successfully develop and introduce innovative new products in a timely fashion. No assurance can be given that the Company will be able to successfully complete the design of its new products, have these products manufactured at acceptable manufacturing yields, or obtain significant purchase orders for these products. The introduction of new products may adversely affect sales of existing products, contributing to fluctuations in operating results from quarter to quarter. The introduction of new products also requires the Company to carefully manage its inventory to avoid inventory obsolescence. In addition, new products typically have higher initial component costs than more mature products, possibly resulting in downward pressures on the Company's gross margins.

         Competition. The market for multimedia PC products is highly competitive, driven by faster processors provided by Intel Corporation and other companies. The possibility that other companies with more experience and financial resources may develop a competitive product may inhibit future growth of REALmagic technology. Increased competition may be generated from several major computer product manufacturers that have developed products and technologies that could compete directly with REALmagic products on the PC platform. These include SGS-Thomson Microelectronics, C-Cube Microsystems, IBM Microelectronics, Chromatic Research, Inc., Zoran Corporation and Mediamatics, Inc. Also, several OEMs and microprocessor companies possess proprietary video compression technology that may compete with MPEG-based products. These include IBM, Intel Corporation, Mediamatics Corporation and ESS Technology, Inc. Most of these companies have substantial experience and expertise in audio, video, and multimedia technology and in producing and selling consumer products through retail distribution, as well as substantially greater engineering, marketing, and financial resources than the Company. Competitors of the Company may form cooperative relationships, which could present formidable competition to the Company. There can be no assurance that REALmagic technology will achieve commercial success or that it will compete effectively against other interactive multimedia products, services, and technologies that currently exist, are under development, or may be announced by competitors.

         Reliance on a Single Line of Products. The Company's business strategy has been to focus on REALmagic products by investing heavily in PC-based MPEG technology. In the fiscal year ended January 31, 1997, sales of multimedia products accounted for virtually all of net sales. A decline in market demand for multimedia products would adversely affect the Company's operating results. The Company's present reliance on REALmagic products is exacerbated by the fact that multimedia product sales are concentrated in the personal computer industry. A decline in demand for PCs could have a material adverse effect on the Company's operating results and financial condition.

         Variability of Operating Results. The Company's operating results have fluctuated in the past and may continue to fluctuate in the future due to a number of factors, including but not limited to new product introductions by the Company and its competitors; market acceptance of the Company's products by OEMs, software developers, and end users; the success of the Company's promotional programs; gains or losses of significant customers; reductions in selling prices; inventory obsolescence; an interrupted or inadequate supply of semiconductor chips; the Company's ability to protect its intellectual property; and loss of key personnel. In addition, sales to OEM customers are subject to significant variability from quarter to quarter, depending on OEMs' timing and release of products incorporating REALmagic technology, experience with sell-through of such products, and inventory levels.

         The market for consumer electronics products is characterized by significant seasonal swings in demand, which typically peak in the fourth calendar quarter of each year. Since the Company expects to derive a substantial portion of its revenues from the sales of REALmagic products in the future and the demand for such products will depend in part on the emergence of digital video technology, the Company's revenues may vary with the availability of and demand for DVD titles. Such demand may increase or decrease as a result of a number of factors that cannot be predicted, such as consumer preferences and product announcements by competitors. Announcements of directly competing products will likely have a negative effect on operating results. Based on the

Company's experience, the Company believes that a substantial portion of its shipments will occur in the third month of a quarter, with significant shipments completed in the latter part of the third month. This shipment pattern may cause the Company's operating results to be difficult to predict. The Company currently places noncancellable orders to purchase semiconductor products from its foundries on a long lead time basis. Consequently, if, as a result of inaccurate forecasts or canceled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, inventory levels could be disproportionately high, requiring significant working capital, negatively affecting operating results.

         Manufacturing Risks. The Company does not have long-term contracts with such suppliers and conducts business with its suppliers on a written purchase order basis. The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, certain process technologies, and reduced control over delivery schedules, manufacturing yields, and costs. The Company obtains certain of its components from a single source. Although delays or interruptions have not occurred to date, any delay or interruption in the supply of any of the components required for the production of the REALmagic multimedia card currently obtained from a single source could have a material adverse impact on sales of REALmagic products by the Company and, thus, on the Company's business.

         The Company must provide its suppliers with sufficient lead time to meet forecasted manufacturing objectives. Any failure to properly forecast such quantities could materially adversely affect the Company's ability to produce REALmagic products in sufficient quantities. No assurance can be given that the Company's forecasts regarding new product demand will be accurate, particularly since the Company sells REALmagic products on a purchase order basis. Manufacturing the REALmagic chipsets is a complex process, and the Company may experience short-term difficulties in obtaining timely deliveries, which could affect the Company's ability to meet customer demand for its products. Any such delay in delivering products in the future could materially and adversely affect the Company's operating results. In addition, should any of the Company's major suppliers be unable or unwilling to continue to manufacture the Company's key components in required volumes, the Company would have to identify and qualify acceptable additional suppliers. This qualification process could take up to three months or longer. No assurances can be given that any additional sources of supply could be in a position to satisfy the Company's requirements on a timely basis.

         In the past, the Company has experienced production delays and other difficulties, and the Company could experience similar problems in the future. In addition, there can be no assurance that a product defect will not escape identification at the factory, possibly resulting in unanticipated costs, cancellations or deferrals of purchase orders, or costly recall of products from customer sites.

         Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing, sales, and management personnel. Given the complexity of REALmagic technology, the Company is dependent on its ability to retain and motivate highly skilled engineers involved in the ongoing hardware and software development of REALmagic products who will be required to refine the existing hardware system and API and to introduce enhancements in future applications. The multimedia PC industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth. The Company does not have "key person" life insurance policies on any of its employees.

         Limited Intellectual Property Protection. The Company's ability to compete may be affected by its ability to protect its proprietary information. The Company currently holds five patents covering the technology underlying the REALmagic products, and the Company has filed certain patent applications and is in the process of preparing others. There can be no assurance that any additional patents for which the Company has applied will be issued or that any issued patents will provide meaningful protection of its product innovations. The Company, like other emerging multimedia companies, relies primarily on trade secrets and technological know-how in the conduct of its business. In addition, the Company is relying in part on copyright law to protect its proprietary rights with respect to REALmagic technology.

         The electronics industry is characterized by frequent litigation regarding patent and intellectual property rights. Any such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not the outcome of such litigation is favorable to the Company. Moreover, in the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop noninfringing technology or to obtain licenses to the technology that is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on acceptable terms, if at all. In addition, patent disputes in the electronics industry have often been settled through cross-licensing arrangements. Because the Company does not yet have a large portfolio of issued patents, the Company may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement.

         International Operations. During the fiscal years ended January 31, 1997, 1996 and 1995, sales to international customers accounted for approximately 72%, 63%, and 36% of the Company's net sales, respectively. The Company anticipates that sales to international customers, including sales of REALmagic products, will continue to account for a substantial percentage of net sales. In addition, some of the foundries that manufacture the Company's products and components are located in Asia. Overseas sales and purchases to date have been denominated in U.S. dollars. Due to the concentration of international sales and manufacturing capacity in Asia, the Company is subject to the risks of conducting business internationally. These risks include unexpected changes in regulatory requirements and fluctuations in the U.S. dollar that could increase the sales price in local currencies of the Company's products in international markets or make it difficult for the Company to obtain price reductions from its foundries. The Company does not currently engage in any hedging activities to mitigate exchange rate risks. To the extent that the Company increases its transactions in foreign currencies, the Company's results of operations could be adversely affected by exchange rate fluctuations.

         The Company derives a substantial portion of its revenues from sales to the Asia Pacific region, a region of the world subject to increased levels of economic instability. There can be no assurance that such instability will not have a material adverse effect on the Company's results of operations.

         Volatility of Stock Price. The market of the Company's Common Stock has been subject to significant volatility, which is expected to continue. Factors such as announcements of the introduction of new products by the Company or its competitors and market conditions in the technology, entertainment, and emerging growth company sectors may have a significant impact on the market price of the Company's Common Stock. Further, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and development stage companies such as those in the electronics industry. Such volatility has often been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may adversely affect the price of the Common Stock.

         Potential  for  Dilution.

         Series B Preferred Stock. As of March 9, 1998, 5,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") were issued and outstanding. Each share of the Series B Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series B Preferred Stock (under certain circumstances, such value may be increased by a premium based on the number of days the Series B Preferred Stock is held) by the then current Conversion Price (which is deteremined by reference to the then current market price). If converted on March 9, 1998, the Series B Preferred Stock would have been convertible into approximately 1,666,667 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series B Preferred Stock. The shares of Series B Stock are not registered and may be sold only if registered under the Securities Act or sold in acordance with an applicable exemption from registration, such as Rule 144. The shares of Common Stock into which the Series B Preferred Stock may be converted have been registered pursuant to a Registration Statement.

         As of March 9, 1998, "Warrants" to purchase 50,000 shares of Common Stock issued to the purchasers of the Series B Preferred Stock and exercisable beginning on May 1, 1998 for a period of three years at a price based on a premium to the market price as of April 30, 1998 (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these warrants have been registered pursuant to a Registration Statement.

         As of March 9, 1998, 5,754,398 shares of Common Stock were reserved for issuance upon exercise of the Company's outstanding warrants and options (excluding the Warrants) and an additional 3,400,000 shares of Common Stock were reserved for issuance upon conversion of the preferred stock and exercise of the Warrants. At March 9, 1998, there were 11,736,415 shares of Common Stock outstanding. Of these outstanding shares, 11,714,632 were freely tradeable without restriction under the Securities Act unless held by affiliates.

         Series A Preferred Stock. As of March 9, 1998, 23,800 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($100) of the share of Series A Preferred Stock by the then current Conversion Price (which is determined by reference to a formula that includes a discount, adjusted for certain events, on the lowest trading price of the common stock of the Company over a five day period ending on the day prior to conversion as further described in the Certificate of Determination of Preferences of Series A Preferred Stock). If converted on March 9, 1998, the Series A Preferred Stock would have been convertible into approximately 790,698 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could also experience substantial dilution of their investment upon conversion of the Series A Preferred Stock. The shares of Series A Stock are currently not registered and may be sold only if registered under the Securities Act or sold in acordance with an applicable exemption from registration, such as Rule 144. A portion of the shares of Common Stock into which the Series A Preferred Stock may be converted has been previously registered and an additional portion is being registered for resale by the Selling Shareholder pursuant to this Registration Statement.

         As of March 9, 1998, a warrant to purchase 57,142 shares of Common Stock issued to a purchaser of the Series A Preferred Stock and exercisable beginning on April 30, 1998 for a period of three years at a price based on a premium to the market price as of April 30, 1998 (as may be adjusted from time to time under certain antidilution provisions) was outstanding. A portion of the shares of Common Stock issuable upon exercise of this warrant has been previously registered and an additional portion is being registered for resale by the Selling Shareholder pursuant to this Registration Statement.

                                   THE COMPANY

Overview

         The following business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors."

         Sigma designs, manufactures (using subcontractors), and markets multimedia products for use with personal computers. The emergence of multimedia technology in the PC market has dramatically changed the way in which users interact with computers. Multimedia integrates different elements, such as sound and video, to enhance the computing experience and deliver a heightened sense of realism. Through its REALmagic product line incorporating MPEG technology, Sigma Designs has become a leader in this emerging market.

         Prior to MPEG's introduction, video on personal computers suffered from serious drawbacks. Motion pictures appeared jerky, and video was confined to small window sizes. MPEG, a defined International Standards Organization (ISO) standard for compression, eliminated those problems and revolutionized multimedia on the PC platform. For the first time, MPEG users could play back full-screen, full-motion video combined with stereo audio, even from a standard CD-ROM. A single CD-ROM using the MPEG compression technique can store up to 74 minutes of full-motion video and audio.

         With MPEG technology, producers can create (and users can enjoy) an interactive, television-like experience on a desktop PC. The result is a significant new visual impact, thereby opening possibilities for a wide range of entertainment, education, training, and business presentation applications. In April 1997, the Company announced its entry into the Digital Video Disk ("DVD") market. A key element of the DVD specification is the use of MPEG-2 for digital video compression, a technology in which Sigma has established expertise. Sigma's REALmagic Hollywood PC-based DVD solution is an extension of the Company's MPEG expertise and provides a highly-integrated solution for the PC-DVD market.

The REALmagic MPEG Standard

         Since its first shipment in November 1993, REALmagic technology has received support from PC industry leaders, software developers, and OEM and retail customers.

Partnership with PC Industry Leaders

         Sigma  has  received  endorsement  for its  REALmagic  technology  from companies such as Hewlett-Packard Company, Hughes Network Systems, IBM, Microsoft Corporation, Oracle Corporation, Novell, Inc., Silicon Graphics, Inc., Starlight Networks and Sun Microsystems, Inc. On the operating system side, REALmagic is supported by Microsoft Windows 95 and IBM O/S 2. Additionally, both Novell and Starlight Networks have products that are compatible with REALmagic in a network environment.

Support from Software Developers

         Support for Sigma's REALmagic MPEG standard has grown rapidly in the software development community. Three years ago, the Company listed fifty authorized REALmagic software developers; by the end of fiscal 1996, Sigma's roster of developers rose to more than 1,200, including Activision, Tsunami Media, Mindscape, Inc. and Interplay Productions. This developer support has led to the introduction of more than 500 off-the-shelf business applications in the REALmagic format.

         The REALmagic DOS MPEG Applications Programming Interface (API) has become an industry standard for MPEG-1 software development, further evidence of support from the software development community. With its robust functionality, the REALmagic API is currently the preferred technology available for creating fully interactive MPEG software titles.

Support from OEMs

         In the United States, Dell Computer Corporation, Smith Barney, Inc., Infotel, Royal Computer and Zenon Technology, Inc., have purchased REALmagic Maxima boards for installation inside their multimedia PCs. Additionally, many VARs have taken shipments of REALmagic boards for systems targeted at vertical kiosk, business training, and presentation applications. In the Far East, where the popularity of karaoke and videoCD has made REALmagic a well received product, the Company's OEM customers include NEC Corporation, Panasonic Industrial Co. and Virt in Japan and Hyundai and Haitai in Korea.

Acceptance by the Retail Channel

         In addition to international distributors, national U.S. distributors such as Ingram Micro, Inc. and Tech Data Corporation are carrying REALmagic products.

REALmagic Business Strategies

         Sigma's corporate objective is to continue to be a leading provider of MPEG multimedia products that enable full-screen, full-motion, TV-like quality video on the standard desktop and the notebook PC. To accomplish this goal the Company intends to promote widespread acceptance of REALmagic technology. The key parts of this strategy include:

Encourage Continued Development of Software Utilizing REALmagic Technology

         The Company continues to encourage widespread software title development by providing free technical support and licensing its comprehensive API free of charge to all developers who wish to publish REALmagic-compatible software titles.

Win More OEM Partnerships and Further Penetrate the Retail Channel

         To establish REALmagic MPEG-2 as a standard, the Company will continue to seek design wins with major PC manufacturers worldwide, in which the OEMs will factory-install REALmagic boards or chipsets inside their multimedia PCs. On the retail side, the Company's systems integration sales team will continue to work with its network of national distributors and special VARs to distribute its high-end REALmagic playback card. In Europe and Asia Pacific, the Company will continue to expand its relationship with distributors as well as OEMs and VARs. In addition, the Company will seek to sell to add-on card manufacturers who will, in turn, market to owners of 486 and Pentium PCs.

Introduce New Generations of REALmagic, Offer REALmagic Products at Competitive Prices, and Continually Reduce Product Costs

         A significant aspect of the Company's product strategy is to include the sale of REALmagic chipsets in its product line and continue developing newer versions and generations of REALmagic products, including chipsets for both desktop and notebook PCs. The general direction is to continue to offer consumers with better-featured and lower-priced products over time.

REALmagic Products

         The Company offers a complete family of REALmagic products including:

         o REALmagic DVD--In April 1997, the Company announced its entry into the DVD market. The Realmagic Hollywood DVD MPEG-2 playback card turns a PC into a full-featured DVD player that fully exploits all of the digital video and digital surround sound capabilities of the DVD format and upcoming MPEG-2 interactive titles. The REALmagic Hollywood DVD/MPEG-2 playback card displays flicker-free video at full-screen resolution, making video watching on a PC a new experience. Movies can be simultaneously displayed on the PC monitor and on a large-screen TV.

         o REALmagic Maxima--An MPEG playback card designed to eliminate compatibility issues with graphics cards by using Analog Overlay Technology. The Maxima accelerates MPEG video to a guaranteed 30 frames per second playback rate with high-quality CD sound at resolutions of up to 1280 x 1024, which is in compliance with the MPC3 industry standard for MPEG video playback. The REALmagic drivers guarantee compatibility with all interactive MPEG titles available today and all future titles that are OM-1 compatible.

Marketing and Sales

         Sigma Designs currently distributes its products through sales to national and regional distributors, VARs, and OEMs in the U.S. and throughout the world. The company's U.S. distributors include Ingram Micro, Inc. and Tech Data, and its OEMs include Kapok Computers, TigerDirect, Inc., Royal Computer, ASE Technologies, Kingmax Technology, Inc., Lung Hwa Electronics Co., Ltd. and Zenon Computer Systems. The Company's international distributors are strategically located in many countries around the world.

         The Company generally acquires and maintains products for distribution through retail channels based on forecasts rather than firm purchase orders. Additionally, the Company generally acquires products for sale to its OEM customers only after receiving purchase orders from such customers, whose purchase orders are typically cancelable without substantial penalty from such OEM customers. The Company currently places noncancellable orders to purchase semiconductor products from its suppliers on a twelve- to sixteen-week lead time basis. Consequently, if, as a result of inaccurate forecasts or cancelled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, requiring significant working capital and resulting in severe pressure on the Company's financial condition.

Research and Development

         As of January 31, 1998, the Company had a staff of 35 research and development personnel, which conducts all the Company's product development. The Company is focusing its development efforts primarily on MPEG multimedia products, including new and improved versions of REALmagic MPEG chipsets and cost reduction processes.

         To achieve and maintain technological leadership, the Company must continue to make technological advancements in the areas of MPEG video and audio compression and decompression. These advancements include compatibility with emerging standards and multiple platforms, improvements to the REALmagic architecture, and enhancements to the REALmagic API. There can be no assurance that the Company will be able to make any such advancements in the REALmagic MPEG technology or, if they are made, that the Company will be able to market such advancements to maintain profitability and its technological leadership.

         During fiscal 1997, fiscal 1996, and fiscal 1995, the Company's research and development expenses were $4,688,000, $4,499,000, and $4,349,000, respectively. The Company plans to continue to devote substantial resources to research and development of future generations of MPEG and other multimedia products.

Competition

         The market for MPEG multimedia products is highly competitive. Although the Company does not believe that any products sold by a third party are in direct competition with the REALmagic decoding card in terms of price and performance, the possibility that other companies with more marketing and financial resources may develop a competitive product may inhibit the wide acceptance of REALmagic technology. The Company believes that many computer product manufacturers are developing MPEG products that will compete directly with REALmagic products in the near future.

         The Company believes that the principal competitive factors in the market for MPEG multimedia hardware products include time to market for new product introductions, product performance, compatibility to industry standards, price, and marketing and distribution resources. The Company believes that it competes most favorably with respect to time to market, product performance, and price of its REALmagic products. Moreover, the Company believes that the acceptance of the REALmagic API as an industry standard for software development could provide a significant competitive advantage for the Company. However, there can be no assurance that the Company's lead time in product introduction will be sustained.

         Sales to distributors and sometimes even to OEMs are typically subject to contractual rights of inventory rotation and price protection. Regardless of particular contractual rights, the failure of one or more distributors or OEMs to achieve sustained sell-through of REALmagic products could result in product returns or collection problems, contributing to significant fluctuations in the Company's operating results.

Licenses, Patents, and Trademarks

         The Company is seeking patent protection for certain software and hardware features in current and future versions of REALmagic. The Company currently has eleven pending patent applications for its REALmagic technology. Five patents have been issued to the Company. There can be no assurance that more patents will be issued or that such patents, even if issued, will provide adequate protection for the Company's competitive position. The Company also attempts to protect its trade secrets and other proprietary information through agreements with customers, suppliers, and employees and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.

Manufacturing

         To reduce overhead expenses, along with capital and staffing requirements, the Company currently uses third-party contract manufacturers to fulfill its manufacturing needs. All of the chips used by the Company to make its decoding products are manufactured by outside suppliers and foundries. Each of these suppliers is a sole source of supply to the Company of the respective chips produced by such supplier.

         The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, and costs. Any delay or interruption in the supply of any of the components required for the production of REALmagic products could have a material adverse impact on the sales of the Company's products and, thus, on the Company's operating results.

Backlog

         Since the Company's customers typically expect quick deliveries, the Company seeks to ship products within a few weeks of receipt of a purchase order. The customer may reschedule delivery of products or cancel the purchase order entirely without significant penalty. Historically, the Company's backlog has not been reflective of future sales. The Company also expects that in the near term, its backlog will continue to be not indicative of future sales.

Employees

         As of January 31, 1998, the Company had 71 full-time employees, including 35 in research and development, 12 in marketing, sales, and support, 11 in operations, and 13 in finance and administration.

         The Company's future success will depend, in part, on its ability to continue to attract, retain, and motivate highly qualified technical, marketing, engineering, and management personnel, who are in great demand. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes that its employee relations are satisfactory.

Certain Accounting Changes

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The following table presents selected financial data which includes earnings per share amounts calculated in accordance with SFAS 128 (the table includes all periods for which earnings per share amounts were previously presented in the Form 10-K and Forms 10-Q which are incorporated by reference in this document):

(Dollars in 000's)                                             Fiscal year ended January 31,
                                             1997         1996         1995          1994           1993

Net Revenues                                $41,214     $26,374     $43,700         $34,989        $27,058
Net Income (Loss) Available to
Common Shareholders                          $1,529    ($14,708)    ($8,773)       ($29,546)       ($7,166)
Net Income (Loss) Per Share
  - Basic                                     $0.16      ($1.88)     ($1.20)         ($5.15)        ($1.37)
  - Diluted                                   $0.14      ($1.88)     ($1.20)         ($5.15)        ($1.37)
Shares Used in Computation
  - Basic                                     9,843       7,822       7,307           5,733          5,234
  - Diluted                                  11,259       7,822       7,307           5,733          5,234

                                                                      Quarter ended,
                                        October 31,   July 31,    April 30,    January 31,    October 31,  July 31,     April
                                            1997         1997        1997          1997          1996        1996     30, 1996

Net Revenues                               $10,022       $8,593      $8,507       $9,674        $12,727    $10,078    $8,735
Net Income (Loss) Available to
Common Shareholders                           ($64)     ($4,406)      ($598)        $222         $1,062       $349     ($104)
Net Income (Loss) Per Share
  - Basic                                   ($0.01)      ($0.40)     ($0.06)       $0.02          $0.11      $0.04    ($0.01)
  - Diluted                                 ($0.01)      ($0.40)     ($0.06)       $0.02          $0.09      $0.03    ($0.01)
Shares Used in Computation
  - Basic                                   10,970       10,916      10,852       10,318          9,931      9,773     9,267
  - Diluted                                 10,970       10,916      10,852       11,615         11,441     11,377     9,267

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Shares hereunder by the Selling Shareholders.

                               SELLING SHAREHOLDER

         On March 11, 1998, the Company, Banque Edouard Constant SA ("BEC"), and KA Investments LDC (the "Selling Shareholder") entered into an Assignment and Assumption Agreement (the "Assignment Agreement") pursuant to which, subject to certain conditions, the Selling Shareholder purchased from BEC 15,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") of the Company convertible into shares of Common Stock of the Company and a warrant exercisable for 21,428 shares of Common Stock of the Company exercisable beginning on or after April 30, 1998 (the "Warrant"). The Company and BEC had previously entered into a Series A Preferred Stock Private Securities Subscription Agreement dated as of June 25, 1997 (the "Purchase Agreement"), pursuant to which BEC purchased a warrant exercisable for 57,142 shares of Common Stock of the Company beginning April 30, 1998 and 40,000 shares of Series A Convertible Preferred Stock. The Preferred Stock is now convertible into Common Stock of the Company subject to the restrictions described in the Purchase Agreement and the Certificate of Determination of Preferences of Series A Preferred Stock. BEC had also previously entered into a Registration Rights Agreement with the Company (the "Registration Rights Agreement").

         Pursuant to the Assignment Agreement, the Selling Shareholder obtained certain registration rights under the Registration Rights Agreement relating to the Preferred Stock and the Warrant. This Registration Statement has been filed by the Company pursuant to the Assignment Agreement. Under the Assignment Agreement, the Selling Shareholder is restricted from, among other things, exercising its right to convert the Preferred Stock or offering, selling, short selling, or otherwise encumbering or disposing of any shares of Common Stock which would be received upon conversion of the Preferred Stock without consent of the Company within 90 days following the closing of the Assignment Agreement and is restricted from exercising the Warrant before April 30, 1998. The Preferred Stock and the Warrant are also subject to the provisions of the Purchase Agreement and the Registration Rights Agreement.

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 13, 1998 by the Selling Shareholder and the number of shares of Common Stock covered by this Prospectus. The Selling Shareholder has not held any position or office or had a material relationship with the Company or any of its affiliates within the past three years.



                                                                                                      Shares of Common
                                                                                 Number of           Stock Beneficially
                                                  Shares of Common               Shares of                 Owned
                                                 Stock Beneficially                Common             After Offering(1)
                                                   Owned Prior to                   Stock          ----------------------
       Name and Address                              Offering(1)                Being Offered      Number         Percent
-------------------------------------         -----------------------------     --------------     ----------------------
KA Investments  LDC                                   900,000(2)(3)              900,000(2)(3)          0(4)        0(4)
     c/o Tamarchan Capital Management
     1712 Hopkins Crossroads
     Minnetonka, Minnesota 55305

---------------------------

(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the potential right to acquire within sixty
     (60) days of the Offering through the conversion of the Preferred Stock or the exercise of the warrant.

(2) Includes the number of shares of Common Stock issuable upon (i) conversion of the Preferred Stock (the price of which will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price) and (ii) exercise of the Warrant exercisable on or after April 30, 1998 to purchase 21,428 shares of Common Stock. The Preferred Stock is not convertible for ninety (90) days following the closing of the Assignment Agreement and the Warrant is not exercisable until April 30, 1998. Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.





(3) In order to provide for (i) fluctuations in the market price of the Common Stock and (ii) provisions in the formula for determining the conversion price of the Preferred Stock provided for in the terms thereof, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of the Preferred Stock at the conversion price in effect on the date hereof.

(4)  Assumes sale of all shares of Common Stock offered hereby.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder may, from time to time, sell all or a portion of the Shares on the Nasdaq National Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Shareholder by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholder to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Shareholder may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Shareholder and any broker-dealers or agents that participate with the Selling Shareholder in sales of the Shares may be deemed to be "underwriters" withing the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Shareholder engages in such transaction, the Conversion Price may be affected. From time to time the Selling Shareholder may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholder, the broker may offer and sell the pledged Shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including one half of any fees and disbursements (which half is not to exceed an aggregate of $5,000) of counsel to the Selling Shareholder. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         Certain legal matters relating to validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Available Information..................................................... 2
Incorporation of Certain Documents by Reference........................... 2
Risk Factors.............................................................. 3
The Company............................................................... 8
Use of Proceeds...........................................................14
Selling Shareholder ......................................................14
Plan of Distribution..................................................... 15
Legal Matters............................................................ 15
Experts.................................................................. 15

         No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circum stances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any date subsequent to the date hereof.


                                 900,000 Shares

                               SIGMA DESIGNS, INC.

                                  Common Stock

                                  ------------
                                   PROSPECTUS
                                  ------------

                                 March __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market Listing Fee.


Securities and Exchange Commission Registration Fee.....          $   817
Nasdaq National Market Listing Fee......................           17,500
Legal Fees and Expenses.................................           60,000
Accounting Fees and Expenses............................           10,000
Blue Sky Fees and Expenses..............................            2,500
Transfer Agent and Registrar Fees.......................            5,000
Miscellaneous...........................................            1,500
         Total..........................................          $97,317

Item 15.  Indemnification of Directors and Officers

         Section 317 of the California Corporations Code authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Second Restated Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits and Financial Statement Schedules

         (a)   EXHIBITS

                  4.1* Form of Subscription Agreement by and between the Company and the initial purchasers of the Series A Preferred Stock and warrants.
                  4.2* Form of Registration Rights Agreement by and between the Company the initial purchasers of the Series A Preferred Stock and warrants.
                  4.3 Assignment and Assumption Agreement by and among the Company, BEC and the Selling Shareholder.
                  4.4      Form of Stock Purchase Warrant.
                  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.
                  23.1     Independent Auditors' Consent.
                  23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).
                  24.1     Power of Attorney.

* Incorporated by reference to Registration Statement No. 333-33147 (filed August 7, 1997).

---------------------------

         Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 10th day of March 1998.

                                   SIGMA DESIGNS, INC.


                                   By: /s/ Thinh Q. Tran
                                       -----------------------------------------
                                           Thinh Q. Tran
                                           Chairman of the Board,
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below constitutes and appoints Thinh Q. Tran (with full power to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT  TO THE  REQUIREMENTS  OF THE  SECURITIES  ACT OF  1933,  THIS
REGISTRATION  STATEMENT  HAS  BEEN  SIGNED  BY  THE  FOLLOWING  PERSONS  IN  THE
CAPACITIES AND ON THE DATE INDICATED:

              SIGNATURE                                           TITLE                                      DATE


/s/  Thinh Q. Tran                              Chairman of the Board, President and Chief             March 15, 1998
--------------------------------------      Executive Officer (Principal Executive Officer)
     Thinh Q. Tran

/s/  Kit Tsui                                 Director of Finance, Chief Financial Officer,            March 15, 1998
--------------------------------------     Secretary (Chief Financial and Accounting Officer)
     Kit Tsui

/s/  William J. Almon                                        Director                                  March 15, 1998
--------------------------------------
     William J. Almon

/s/  William Wang                                             Director                                 March 15, 1998
--------------------------------------
     William Wang

*By: /s/ Thinh Q. Tran                                                                                 March 15, 1998
--------------------------------------
     Attorney-in-Fact

                                      II-4

                                  EXHIBIT INDEX

EXHIBIT NUMBER
--------------


      4.1* Form of Subscription Agreement by and between the Company and the initial purchasers of the Series A Preferred Stock and warrants.

      4.2* Form of Registration Rights Agreement by and between the Company the initial purchasers of the Series A Preferred Stock and warrants.

      4.3 Assignment and Assumption Agreement by and among the Company, BEC and the Selling Shareholder.

      4.4              Form of Stock Purchase Warrant.

      5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.

      23.1             Independent Auditors' Consent.

      23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).

      24.1             Power of Attorney. (See page II-4.)


* Incorporated by reference to Registration Statement No. 333-33147 (filed August 7, 1997).

                                      II-5